Exhibit 99.3

Silk Road Medical Announces Closing of Follow-on Public Offering

SUNNYVALE, Calif. –May 8, 2020– Silk Road Medical, Inc. (Nasdaq: SILK) (“Silk Road Medical”), a company focused on reducing the risk of stroke and its devastating impact, today announced the closing of an underwritten public offering of 6,808,154 shares of its common stock at a public offering price of $39.00 per share. 1,923,076 shares in the offering were offered for sale by Silk Road Medical, and 4,885,078 million shares were offered for sale by certain selling securityholders. The selling stockholders granted the underwriters a 30-day option to purchase up to an additional 1,021,223 shares of common stock at the public offering price, less the underwriting discounts and commissions. Gross proceeds from the offering to Silk Road Medical were approximately $75 million. Silk Road Medical did not receive proceeds from the sale of its common stock by the selling securityholders.

J.P. Morgan and BofA Securities acted as joint book-running managers of the offering. Citigroup also acted as book-running manager. Stifel acted as co-manager.

The public offering was made pursuant to an automatic shelf registration statement on Form S-3 that was filed by Silk Road Medical with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on May 5, 2020. A prospectus supplement and accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may be obtained by contacting: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email: prospectus-eq_fi@jpmchase.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email: dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company’s flagship procedure, TransCarotid Artery Revascularization (TCAR), is clinically proven to treat blockages in the carotid artery at risk of causing a stroke.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding an offering of Silk Road Medical’s common stock. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include, among others, the risks described in Silk Road Medical’s prospectus supplement dated May 5, 2020, the accompanying prospectus dated May 5, 2020, and the documents incorporated in the prospectus supplement and the prospectus by reference. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis or Caroline Paul
Gilmartin Group
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com